Exhibit 99.1

RE:	MHI Hospitality Corporation
4801 Courthouse Street
Williamsburg, VA 23188
(757) 229-5648
TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5405	(703) 796-1798

FOR IMMEDIATE RELEASE

TUESDAY, FEBRUARY 26, 2008

MHI HOSPITALITY CORPORATION REPORTS FINANCIAL RESULTS

FOR FOURTH QUARTER AND YEAR 2007

Williamsburg, VA – February 26, 2008 – MHI Hospitality Corporation (AMEX: MDH) (“the Company”), a self-advised lodging real estate investment trust (REIT), today reported its consolidated results for the fourth quarter and year ended December 31, 2007. The Company also provided its business outlook for 2008.

PERFORMANCE HIGHLIGHTS:

•	1.9 percent increase in consolidated room revenue over fourth quarter 2006

•	2.5 percent increase in net operating income over fourth quarter 2006

•	Funds from Operations (“FFO”) of approximately $0.16 per share for the quarter

•	12th consecutive quarter-over-quarter increases in core properties’ Revenue per Available Room (“RevPAR”) and Average Daily Rate (“ADR”)

•	Total assets of approximately $160.0 million, versus approximately $127.6 million at year-end 2006

Andrew M. Sims, President and CEO of MHI Hospitality Corporation, commented, “2007 marked a productive period for the Company in terms of enhancing the real estate platform and executing strategies for continued growth and stability. We established a joint venture with The Carlyle Group to invest in substantial hotel assets. During the year we acquired two prime Florida properties, one through this joint venture and one directly, increasing our total assets to $160.0 million. We strengthened our credit capacity with

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financings totaling approximately $103.0 million. And within the core portfolio we implemented approximately $27.0 million in effective repositioning efforts.”

Continued Sims, “Although we experienced a decrease in FFO for the quarter, due to expenses connected to the opening of a Florida asset and the change in fair market value of the interest rate swap on the Company’s credit line, we are pleased with the year-over-year growth in total revenue. And we believe the resilience of our core portfolio is reflected in the 12th consecutive quarterly increases achieved in both RevPAR and ADR.”

Operating Results

The Company reported continued growth in its core portfolio during the fourth quarter. For the three-month period ended December 31, 2007, both ADR and RevPAR increased quarter over quarter, with RevPAR increasing 1.9 percent over the same period in 2006. RevPAR growth was negatively affected by the Company’s renovation of two of its core Hilton hotels located in Wilmington, NC and Savannah, GA. For the fourth quarter, the Company reported consolidated total revenue of approximately $16.8 million, a decrease of 1.2 percent from the approximately $17.0 million of total revenue in the fourth quarter of 2006. Consolidated net income was approximately $7,000, or $0.00 per share, as compared to approximately $1.1 million, or $0.17 per share, for the comparable 2006 period. Operating income for the quarter decreased 26.2 percent to approximately $2.1 million, as compared to approximately $2.9 million for the fourth quarter of 2006. This decrease is primarily due to higher legal fees and food costs, as well as a non-recurring consulting fee earned in the fourth quarter 2006 from the developer of the Crowne Plaza Resort Hollywood Beach. During the fourth quarter FFO was approximately $1.7 million, or $0.16 per share, compared to approximately $3.2 million, or $0.30 per share, for the fourth quarter of 2006. The FFO decrease during the quarter was due to the Company’s share of the operating results following the third quarter opening of the Hollywood Beach asset of approximately $0.4 million, as well as a change in fair market value of approximately $0.7 million of the interest rate swap required by our lenders on the Company’s revolving credit facility.

For the year ended December 31, 2007, the company reported consolidated total revenue of approximately $69.8 million and consolidated net income of approximately $2.5 million, or $0.36 per share. For the comparable period of 2006, total revenues were approximately $67.2 million, and consolidated net income was approximately $3.2 million, or $0.48 per share. FFO for the full year was approximately $9.3 million, or $0.87 per share, as compared to approximately $10.0 million, or $0.95 per share, for the full year in 2006, representing a 7.8 percent decrease in FFO over the prior year. This decrease reflects a non-cash charge of approximately $0.8 million due to the interest rate swap required by our lenders on the Company’s revolving line of credit and the Company’s share of a loss of approximately $1.0 million relating to start-up costs associated with the opening of the Hollywood property in September 2007, as well as operating results subsequent to the property’s opening.

FFO is a non-GAAP financial measure within the meaning of the rules of the Securities and Exchange Commission. The Company defines FFO as net income excluding

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extraordinary items, depreciation and minority interest. Management believes FFO is a key measure of a REIT’s performance and should be considered along with, but not as an alternative to, net income and cash flow as a measure of the Company’s operating performance. A reconciliation of this non-GAAP financial measure is included in the accompanying financial tables.

Portfolio Operating Performance

The following tables present key operating statistics for the Company’s six properties included in continuing operations for the quarter and years ended December 31, 2007 and 2006. These statistics do not include the Holiday Inn Williamsburg, which was sold in August 2006, the Sheraton Louisville Riverside, which was acquired in September 2006 and is temporarily closed for renovations, the Crowne Plaza Resort Hollywood Beach, which was acquired August 8, 2007 and opened September 18, 2007, and the Crowne Plaza Tampa Westshore, which was acquired in October 2007 and is temporarily closed for renovations.

	Quarter Ended Dec. 31, 2007	Quarter Ended Dec. 31, 2006	Variance
Occupancy %	63.5%	65.7%	-3.3%
Average Daily Rate (“ADR”)	$118.28	$112.28	5.3%
Revenue per Available Room (“RevPAR”)	$75.14	$73.75	1.9%

For the quarter ended December 31, 2007, the Company realized a 1.9 percent increase in RevPAR versus the same period in 2006. The RevPAR increase was achieved through a 5.3 percent increase in ADR offset by a 3.3 percent decrease in occupancy. For the same three-month period, the Company’s six hotels included in continuing operations generated approximately $10.6 million of total room revenue in 2007 versus approximately $10.4 million in 2006. This marks the 12th consecutive quarter-over-quarter increases in both RevPAR and ADR.

	Year-Ended Dec. 31, 2007	Year-Ended Dec. 31, 2006	Variance
Occupancy %	69.8%	69.7%	0.1%
Average Daily Rate (“ADR”)	$118.86	$112.22	5.9%
Revenue per Available Room (“RevPAR”)	$82.97	$78.26	6.0%

For the year ended December 31, 2007, the company generated a 5.9 percent increase in ADR versus the comparable period in 2006. For the year ended December 31, 2007, the company’s six hotels included in continuing operations generated approximately $69.0 million of total revenue, versus approximately $65.8 million in fiscal year 2006, a 4.8 percent increase in revenue.

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Balance Sheet/Liquidity

At December 31, 2007, the Company had approximately $5.7 million of available cash and cash equivalents, approximately $1.7 million of which is reserved for capital improvements and certain other expenses. The Company has approximately $34.4 million outstanding on its $60.0 million revolving line of credit, which has been deployed to fund the acquisition and renovation of the Sheraton Louisville Riverside Hotel, the Company’s equity contribution to its joint venture with The Carlyle Group for the purchase of the Crowne Plaza Resort Hollywood Beach, and the acquisition of the Tampa hotel property.

Dividend

As previously announced, the Company declared a quarterly dividend of $0.17 per share of common stock payable to shareholders and unitholders of record on the close of business Friday, March 14, 2008. The dividend will be paid on Friday, April 11, 2008. This will be the Company’s 13th consecutive quarterly dividend paid to shareholders.

Portfolio Update

As of December 31, 2007, total assets were approximately $160.0 million, including approximately $109.4 million of net investment in hotel properties, approximately $31.2 million of properties under development plus approximately $5.6 million for the Company’s joint venture investment in the Crowne Plaza Resort Hollywood Beach.

The Company also reported the following portfolio developments:

•

On October 29, 2007, the Company purchased a 250-room hotel in Tampa, Florida, formerly known as the Tampa Clarion Hotel, for the aggregate purchase price of approximately $13.5 million, or approximately $54,000 per room. The asset features 10,000 square feet of meeting space, a full service restaurant, outdoor pool and approximately 250 surface parking spaces. To facilitate acquisition closing, the company accessed the purchase price of approximately $13.5 million from its line of credit. The Company has entered into a 10-year franchise agreement with InterContinental Hotels Group (IHG) [LON: IHG, NYSE:IHG (ADRs)] through its franchising entity, Holiday Hospitality Franchising, Inc., to brand the hotel as the Crowne Plaza Tampa Westshore. In conjunction with the branding the Company will extensively renovate the hotel. Major physical renovations are expected to be completed within 18 months, with the Crowne Plaza Tampa Westshore scheduled to open in the first quarter of 2009.

•

The Company continues a $15.9 million renovation and repositioning of its Louisville property, a 186-unit riverfront hotel in Jeffersonville, Indiana acquired in September 2006. As of December 31, 2007, the Company has incurred costs totaling approximately $12.6 million toward this renovation. The asset is expected to re-open as the Sheraton Louisville Riverside in April 2008.

•	At the Hilton Wilmington Riverside Hotel in Wilmington, North Carolina, the Company continues an extensive $10.4 million renovation, which commenced in

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the first quarter of 2007 and is scheduled to be completed in the first quarter of 2008. As of December 31, 2007, the Company has incurred costs totaling approximately $8.4 million toward this renovation.

•

At the Hilton Savannah DeSoto, an $11.0 million renovation and product improvement plan is underway. As of December 31, 2007, the Company has incurred costs totaling approximately $3.2 million toward this renovation, which is scheduled to be completed by the end of February 2009.

Outlook and Market Trends

With regard to guidance for 2008 management expects RevPAR growth to be in the range of three to five percent, and FFO per share to be in the range of $1.02 to $1.12 for the year. These projections are based on occupancy and rate estimates that are consistent with Year 2008 trend forecasts by Smith Travel Research for the market segments in which the Company operates. The FFO forecast reflects management’s expectation that the Sheraton Louisville Riverside will open in April 2008, the Crowne Plaza Resort Hollywood Beach will continue to demonstrate increased operations and that there will be continued, albeit slowed, expansion in the lodging industry through 2008. Given the current volatility in the fixed income markets, management has elected not to include the impact of the interest rate swap in our estimates of FFO for 2008. Substantial changes in interest rates could have an adverse impact on our financial results and FFO in 2008 as mark to market non-cash interest rate swap adjustments may be required on the Company’s credit line.

The table below reconciles projected 2008 net income to projected FFO.

Reconciliation Table:

	Low Range Y/E 2008	High Range Y/E 2008

Net Income	$2,415,000	$3,039,000
Depreciation	7,210,000	7,210,000
Minority Interest	1,279,000	1,680,000
FFO	$10,904,000	$11,929,000
FFO per share & unit	$1.02	$1.12

Earnings Call/Webcast

The company will conduct its fourth quarter and year 2007 conference call for investors and other interested parties at 10:00 a.m. Eastern Time (ET) on Tuesday, February 26, 2008. The conference call will be accessible by telephone and through the Internet. Interested individuals are invited to listen to the call by telephone at 800-860-2442. To participate on the webcast, log on to www.mhihospitality.com at least 15 minutes before the call to download the necessary software. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call

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on February 26, 2008 through April 5, 2008. To access the rebroadcast, dial 877-344-7529, enter passcode number 415128#. A replay of the call will also be available on the Internet at www.mhihospitality.com until May 26, 2008.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the Company’s portfolio consists of eight properties comprising 1,973 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the Company has a 25 percent interest in the Crowne Plaza Resort Hollywood Beach and a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The Company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. Economic conditions generally and the real estate market specifically, management and performance of the Company’s hotels, plans for hotel renovations, financing plans, supply and demand for hotel rooms in the Company’s current and proposed market areas, the Company’s ability to acquire additional properties and the risk that potential acquisitions may not perform in accordance with expectations, legislative/regulatory changes, including changes to laws governing taxation of real estate investment trusts and competition, and other factors, may affect the Company’s future results, performance and achievements. These risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Financial Tables Follow…

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MHI HOSPITALITY CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Investment in hotel properties, net	$109,430,559	$103,070,459
Property under development	31,237,237	8,345,945
Investment in joint venture	5,583,072	—
Cash and cash equivalents	3,988,700	1,445,491
Restricted cash	1,750,029	2,522,234
Accounts receivable	1,666,417	2,143,426
Accounts receivable-affiliate	11,814	195,859
Prepaid expenses, inventory and other assets	2,550,112	1,979,371
Notes receivable	400,000	4,430,000
Shell Island lease purchase, net	2,264,705	2,676,470
Deferred financing costs, net	1,076,345	793,558

TOTAL ASSETS	$159,958,990	$127,602,813

LIABILITIES
Line of credit	$34,387,858	$15,228,232
Mortgage loans	55,000,000	41,607,099
Accounts payable and accrued expenses	8,478,441	5,429,990
Dividends and distributions payable	1,807,883	1,805,333
Advance deposits	408,912	509,084
TOTAL LIABILITIES	100,083,094	64,579,738
Minority Interest in Operating Partnership	19,689,453	21,001,287
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock , par value $0.01, 1,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common stock , par value $0.01, 49,000,000 shares authorized, 6,897,000 shares and 6,712,000 shares issued and outstanding at December 31, 2007 and December 31, 2006	68,970	67,120
Additional paid in capital	48,321,505	47,947,267
Accumulated deficit	(8,204,032)	(5,992,599)

TOTAL STOCKHOLDERS’ EQUITY	40,186,443	42,021,788

TOTAL LIABILITIES AND OWNERS’ EQUITY	$159,958,990	$127,602,813

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MHI HOSPITALITY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31, 2007 (unaudited)	Three months ended December 31, 2006 (unaudited)	Year ended December 31, 2007 (unaudited)	Year ended December 31, 2006
Revenue
Rooms department	$10,624,976	$10,427,510	$46,544,928	$43,902,272
Food and beverage department	5,238,137	5,203,313	19,549,325	19,140,975
Other operating departments	931,388	1,364,579	3,720,126	4,198,550

Total revenue	16,794,501	16,995,402	69,814,379	67,241,797
EXPENSES
Hotel operating expenses
Rooms department	2,909,082	2,874,050	12,265,770	12,105,920
Food and beverage department	3,549,007	3,372,471	13,661,511	13,006,643
Other operating departments	193,493	211,086	865,256	868,631
Indirect	5,886,108	5,767,796	25,084,554	24,230,330

Total hotel operating expenses	12,537,690	12,225,403	51,877,091	50,211,524
Depreciation and amortization	1,372,472	1,317,080	5,050,234	4,916,721
Corporate general and administrative	774,470	584,117	3,137,348	2,591,180

Total operating expenses	14,684,632	14,126,600	60,064,673	57,719,425

NET OPERATING INCOME	2,109,869	2,868,802	9,749,706	9,522,372
Other income (expense)
Interest expense	(1,094,488)	(1,093,682)	(4,211,785)	(4,261,422)
Interest income	33,310	136,287	132,714	253,954
Equity loss in joint venture	(399,044)	—	(1,023,083)	—
Unrealized (loss) on hedging activities	(715,679)	55.141	(771,792)	(176,729)
Gain(loss) on sale of assets	(230,260)	(77,812)	(239,664)	48,853

Net income (loss) before minority interest in operating partnership and income taxes	(296,292)	1,888,736	3,636,096	5,387,028
Minority interest in operating partnership	6,300	(644,662)	(1,362,967)	(1,889,387)
Income tax benefit (provision)	296,581	(136,954)	187,888	(253,966)

Net income from continuing operations	6,589	1,107,120	2,461,017	3,243,675
Income (loss) from discontinued operations	—	3,208	—	(62,663)

Net income	$6,589	$1,110,328	$2,461,017	$3,181,012

Continuing operations per share
Basic	$0.00	$0.17	$0.36	$0.48
Diluted	$0.00	$0.16	$0.36	$0.48
Discontinued operations per share
Basic	$0.00	$0.00	$0.00	$(0.01)
Diluted	$0.00	$0.00	$0.00	$(0.01)
Net income per share
Basic	$0.00	$0.17	$0.36	$0.47
Diluted	$0.00	$0.16	$0.36	$0.47
Weighted average number of shares outstanding
Basic	6,897,000	6,712,000	6,843,736	6,708,526
Diluted	6,957,000	6,781,000	6,903,736	6,775,775

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MHI HOSPITALITY CORPORATION

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)

(unaudited)

	Three months ended December 31, 2007	Three months ended December 31, 2006	Year ended December 31, 2007	Year ended December 31, 2006
Net income (loss)	$6,589	$1,110,328	$2,461,017	$3,181,012
Add minority interest	(6,300)	646,537	1,362,967	1,852,887
Add depreciation and amortization	1,372,472	1,317,080	5,050,234	5,053,590
Add equity in depreciation of joint venture	121,551	—	135,445	—
Add loss (subtract gain) on sale of assets	230,260	77,812	239,664	(48,853)

FFO	$1,724,572	$3,151,757	$9,249,327	$10,038,636

Weighted average shares outstanding	6,897,000	6,712,000	6,843,736	6,708,526
Weighted average units outstanding	3,737,607	3,907,607	3,790,210	3,907,607

Weighted average shares and units	10,634,607	10,619,607	10,633,946	10,616,133
FFO per share and unit	$0.16	$0.30	$0.87	$0.95

Industry analysts and investors use Funds from Operations, FFO, as a supplemental operating performance measure of an equity REIT. FFO is calculated in accordance with the definition that was adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, NAREIT. FFO, as defined by NAREIT, represents net income or loss determined in accordance with GAAP, excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus certain non- cash items such as real estate asset depreciation and amortization, and after adjustment for any minority interest from unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from GAAP net income. Management believes that the use of FFO, combined with the required GAAP presentations, has improved the understanding of the operating results of REITs among the investing public and made comparisons of REIT operating results more meaningful. Management considers FFO to be a useful measure of adjusted net income (loss) for reviewing comparative operating and financial performance because we believe FFO is most directly comparable to net income (loss), which remains the primary measure of performance, because by excluding gains or losses related to sales of previously depreciated operating real estate assets and excluding real estate asset depreciation and amortization, FFO assists in comparing the operating performance of a company’s real estate between periods or as compared to different companies. Although FFO is intended to be a REIT industry standard, other companies may not calculate FFO in the same manner as we do, and investors should not assume that FFO as reported by us is comparable to FFO as reported by other REITs.